Exhibit 10.1

COMPENSATION INFORMATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2013 actual cash bonus amount and the 2014 base salary and target cash bonus amount for each “named executive officer” of Exelixis, Inc.

Named Executive Officer	2013 Actual Cash Bonus(1)	2014 Annual Base Salary	2014 Target Cash Bonus (% of 2014 Base Salary)
Michael M. Morrissey, Ph.D.	$420,000	$770,000	60%
President and Chief Executive Officer (principal executive officer)
Frank Karbe	$216,453	$519,488	45%
Executive Vice President and Chief Financial Officer (principal financial officer)
J. Scott Garland	$181,084	$430,577	45%
Executive Vice President and Chief Commercial Officer
Gisela M. Schwab, M.D.	$214,356	$523,982	45%
Executive Vice President and Chief Medical Officer
Pamela A. Simonton, J.D., LL.M.	$193,736	$445,592	45%
Executive Vice President, Exelixis

(1)	To be paid in March 2014.